Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-210313

EQUINOX FRONTIER FUNDS

(a Delaware statutory trust)

SUPPLEMENT

TO

PROSPECTUS AND DISCLOSURE DOCUMENT AND STATEMENT OF ADDITIONAL INFORMATION

DATED APRIL 29, 2016

The following information amends the disclosure in the Prospectus and Disclosure Document and Statement of Additional Information dated as of April 29, 2016, as supplemented from time to time (the “Registration Statement”). If any statement in this supplement conflicts with a statement in the Registration Statement, the statement in this supplement controls. Capitalized terms not defined herein will have the meaning ascribed to such term in the Registration Statement.

Equinox Fund Management, LLC

Managing Owner

DATED DECEMBER 22, 2016

EQUINOX FRONTIER FUNDS

EQUINOX FRONTIER DIVERSIFIED FUND; EQUINOX FRONTIER MASTERS FUND

Supplement dated December 22, 2016 to the Prospectus and Disclosure Document and Statement of Additional Information dated as of April 29, 2016

1.	The fourth paragraph under the heading “SUMMARY—The Units” is hereby deleted in its entirety and replaced with the following:

The percentage return (and associated dollar amount) that your investment must earn in the indicated series, after taking into account estimated interest income, in order to break-even after one year is as follows (please see the “Break-Even Analysis” on page 17): Equinox Frontier Diversified Fund: Class 1 – 7.48% ($74.85); Class 2 – 5.16% ($51.65); Class 3 – 4.83% ($48.33); Equinox Frontier Masters Fund: Class 1 – 8.69% ($86.88); Class 2 – 6.50% ($65.00); Class 3 – 6.19% ($61.88); and Equinox Frontier Long/Short Commodity Fund: Class 1a – 7.22% ($72.18); Class 2a – 5.00% ($50.05); Class 3a – 4.69% ($46.88).

2.	Effective December 16, 2016, the Equinox Frontier Diversified Fund added Aspect Capital Limited as a major commodity trading advisor. In connection therewith, the section entitled “SUMMARY—The Series—Equinox Frontier Diversified Fund” is hereby deleted in its entirety and replaced with the following:

The current major commodity trading advisors, including those advising commodity pools on the Galaxy Plus Platform and/or reference programs for the Equinox Frontier Diversified Fund are:

•	Aspect Capital Limited

•	Chesapeake Capital Corporation

•	Crabel Capital Management, LLC

•	FORT, L.P.

•	Emil van Essen LLC

•	H2O AM LLP

•	Quantitative Investment Management, LLC

•	QuantMetrics Capital Management LLP

•	Quest Partners LLC

•	Winton Capital Management Ltd.

The managing owner anticipates that between 10% and 30% of the assets of the Equinox Frontier Diversified Fund may be allocated to each of the major commodity trading advisors, commodity pools on the Galaxy Plus Platform and/or reference programs at any time.

3.	The chart under the heading “SUMMARY—Fees and Expenses” and the eighth footnote thereto are hereby deleted in their entirety and replaced with the following:

Series	Initial Service Fee (1)	Ongoing Service Fee (2)	Management Fee (3)	Incentive Fee (4)	Brokerage Commission (5)	Interest Expense (6)	Due Diligence (7)	Galaxy Plus Managed Account Platform Fee (8)
	%	%	%	%	%	%	%	%
Frontier
Diversified
Class 1	2	2	0.75	25	3.04	0.41	0.12	0.15
Class 2	0	0.25	0.75	25	3.04	0.41	0.12	0.15
Class 3 (8)	0	0	0.75	25	3.04	0.41	0.12	0.15

Series	Initial Service Fee (1)	Ongoing Service Fee (2)	Management Fee (3)	Incentive Fee (4)	Brokerage Commission (5)	Interest Expense (6)	Due Diligence (7)	Galaxy Plus Managed Account Platform Fee (8)
	%	%	%	%	%	%	%	%
Frontier
Masters
Class 1	2	2	2	20	3.28	0.41	0.12	0.15
Class 2	0	0.25	2	20	3.28	0.41	0.12	0.15
Class 3 (8)	0	0	2	20	3.28	0.41	0.12	0.15
Frontier
Long/Short Commodity
Class 1a	2	2	2	20	2.55	0.41	0.12	0.15
Class 2a	0	0.25	2	20	2.55	0.41	0.12	0.15
Class 3a (8)	0	0	2	20	2.55	0.41	0.12	0.15

(8)	Galaxy Plus Managed Account Platform Fee—Each series will pay to the Galaxy Plus Platform an amount equal to 0.15% per annum of the investment in the applicable commodity pool on the Galaxy Plus Platform by such series, determined on the basis of the nominal assets allocated to the trading advisor retained by such commodity pool. For those investments in trading advisors that are not accessed through the Galaxy Plus Platform, each series will pay to Gemini Alternative Funds, LLC an administration fee in the amount equal to 0.15% per annum for administration, accounting and risk reporting, determined on the basis of the nominal assets allocated to the trading advisor by such series.

4.	The organizational chart under the heading “SUMMARY—Organizational Charts—Equinox Frontier Diversified Fund” is hereby deleted in its entirety and replaced with the following:

Equinox Frontier Diversified Fund

*	CTA is accessed by an over-the-counter total return swap.

5.	The first paragraph under the heading “SUMMARY—Allocation of Assets among Trading Advisors and Commodity Pools” and the table that immediately follows are hereby deleted in their entirety and replaced with the following:

As of December 16, 2016, the allocation of the assets of the Equinox Frontier Diversified Fund between the trading advisors was as follows (however, the actual allocation among trading advisors for the Equinox Frontier Long/Short Commodity Fund will vary based on the relative trading performance of the trading advisors and/or reference programs, and the managing owner may otherwise vary such percentages from time to time in its sole discretion):

Advisor	Allocation as of December 16th, 2016 (expressed as a percentage of aggregate notional exposure to commodity trading programs)
Aspect Capital Limited	5.6%
Chesapeake Capital Corporation	9.4%
Crabel Capital Management, LLC	4.3%
Doherty Advisors, LLC	3.4%
Emil van Essen LLC (accessed via Galaxy Plus Fund – Emil Van Essen STP Master Fund (516) LLC)	7.9%
FORT, L.P.	8.4%
H2O AM LLP	9.3%
Landmark Trading Company (accessed via Galaxy Plus Fund – LRR Master Fund (522) LLC)	1.8%
Quantitative Investment Management, LLC	18.1%
QuantMetrics Capital Management LLP	15.0%
Quest Partners LLC	7.9%
Winton Capital Management Ltd.	8.9%

6.	The first two tables under the heading and the footnotes thereto under the section entitled “BREAK-EVEN ANALYSIS” are hereby deleted in their entirety and replaced with the following:

BREAK-EVEN ANALYSIS

Following are tables that set forth the fees and expenses that you would incur on an investment of $1,000 in each class of each series of the trust and the amount that your investment must earn, after taking into account estimated interest income, in order to break-even after one year. The fees and expenses applicable to each series are described above. The footnotes below are an integral part of the Break-Even Analysis. The numbers appearing in the table below have been rounded for ease of analysis.

EQUINOX FRONTIER DIVERSIFIED FUND

	Class 1		Class 2		Class 3 (8)
	$	%	$	%	$	%
Management Fee (1)	19.89	1.99	19.89	1.99	19.89	1.99
Service Fee (2)	20.00	2.00	2.50	0.25	0.00	0.00
Brokerage Commissions and Investment and Trading Fees and Expenses (3, 9)	30.37	3.04	30.37	3.04	30.37	3.04
Incentive Fee (4)	6.91	0.69	1.21	0.12	0.39	0.04
Less Interest income (5, 9)	-7.14	-0.71	-7.14	-0.71	-7.14	-0.71
Due Diligence and Custodial Fees and Expenses (6, 9)	1.20	0.12	1.20	0.12	1.20	0.12
Redemption Fee (7)	0.00	0.00	0.00	0.00	0.00	0.00
Galaxy Platform Fee(10)	3.30	0.33	3.30	0.33	3.30	0.33
Gemini Administration Fee(11)	0.33	0.03	0.33	0.03	0.33	0.03
Trading profit the series must earn for you to recoup your investment after one year	74.85	7.48	51.65	5.16	48.33	4.83

EQUINOX FRONTIER MASTERS FUND

	Class 1		Class 2		Class 3 (8)
	$	%	$	%	$	%
Management Fee (1)	31.68	3.17	31.68	3.17	31.68	3.17
Service Fee (2)	20.00	2.00	2.50	0.25	0.00	0.00
Brokerage Commissions and Investment and Trading Fees and Expenses (3, 9)	32.76	3.28	32.76	3.28	32.76	3.28
Incentive Fee (4)	5.30	0.53	0.93	0.09	0.30	0.03
Less Interest income (5, 9)	-7.14	-0.71	-7.14	-0.71	-7.14	-0.71
Due Diligence and Custodial Fees and Expenses (6, 9)	1.20	0.12	1.20	0.12	1.20	0.12
Redemption Fee (7)	0.00	0.00	0.00	0.00	0.00	0.00
Galaxy Platform Fee (10)	1.89	0.19	1.89	0.19	1.89	0.19
Gemini Administration Fee(11)	1.19	0.12	1.19	0.12	1.19	0.12
Trading profit the series must earn for you to recoup your investment after one year	86.88	8.69	65.00	6.50	61.88	6.19

(1)

The percentage figures indicated above reflect the estimated percentage of net asset value of the relevant series payable to the managing owner (or otherwise charged to the series indirectly through a swap or other derivative instruments) in respect of the management fee based upon the Relevant Rate of such management fee for such series and the estimated level of nominal assets for such series calculated as the average level of nominal assets allocated to CTAs (excluding any allocation in respect of QFIT) for such series at the end of each of the previous 12 months. The “Relevant Rate” of the management fee for each series is equal to the weighted average of (i) the management fee rate charged to the series by the managing owner as set forth herein on page 10 under the heading “Summary—Fees and Expenses” and (ii) the weighted average management fee embedded in any swaps or other derivative instruments owned by such series. The Relevant Rate of the management fee for each series is 0.78% of nominal assets in respect of Equinox Frontier Diversified Fund, 2.00% of nominal assets in respect of Equinox Frontier Masters Fund and 1.91% of nominal assets in respect of Equinox Frontier Long/Short Commodity Fund. The estimated level of nominal assets allocated to CTAs (excluding any allocation in respect of QFIT) for each series is 245% of net asset value in respect of Equinox Frontier Diversified Fund, 152% of net asset value in respect of Equinox Frontier Masters Fund and 193% of net asset value in respect of Equinox Frontier Long/Short Commodity Fund.

The percentage figure indicated above also includes an estimated portion of the management fees that are charged in respect of QFIT based upon the reduced management fee rate of 0.25% per annum and an estimated allocation to QFIT calculated based upon the average level of nominal assets allocated to QFIT for such series at the end of each month since the managing owner began to allocate to QFIT in order to hedge its cash management investments in November 2013. The estimated level of nominal assets allocated to QFIT for each series is 29.02% of net asset value in respect of Equinox Frontier Diversified Fund, 53.85% of net asset value in respect of Equinox Frontier Masters Fund and 47.65% of net asset value in respect of Equinox Frontier Long/Short Commodity Fund. For further detail about management fees payable to the managing owner see footnote 3 on page 10 under the heading “Summary—Fees and Expenses” and on page 72 under the heading “Fees and Expenses.”

(2)	See footnotes 1 and 2 on page 10 under the heading “Summary—Fees and Expenses” and on page 72 under the heading “Fees and Expenses.”
(3)	See footnote 5 on page 11 under the heading “Summary—Fees and Expenses” and on page 73 under the heading “Fees and Expenses.”
(4)	The figures above are calculated based upon the weighted average of (i) the incentive fee rate charged to the series by the managing owner as set forth herein on page 10 under “Summary—Fees and Expenses” and (ii) the weighted average incentive fee embedded in any swaps or other derivative instruments owned by such series. The resulting incentive fee rate utilized for each series is 24.57% of new trading profits in respect of Equinox Frontier Diversified Fund, 20.0% of new trading profits in respect of Equinox Frontier Masters Fund and 20.94% of new trading profits in respect of Equinox Frontier Long/Short Commodity Fund. A portion of the 2% initial service fee and ongoing service fee is not deductible on the incentive fee calculation with respect to certain trading advisors, thereby requiring class 1 to achieve trading profits in an amount that, after being reduced by a corresponding incentive fee, offsets such nondeductible portion. Otherwise, incentive fees are paid to trading advisors only on new trading profits earned by the trading advisor.
(5)	See footnote 6 on page 11 under the heading “Summary—Fees and Expenses” and on page 73 under the heading “Fees and Expenses.”
(6)	See footnote 7 on page 11 under the heading “Summary—Fees and Expenses” and on page 73 under the heading “Fees and Expenses.”
(7)	Investors who redeem all or a portion of their class 1 or 1a units during the first 12 months following the effective date of their purchase will be subject to a redemption fee of up to 2.0% of the purchase price of any units redeemed to reimburse the managing owner for the then-unamortized balance of the prepaid initial service fee relating to such units. There are no redemption fees associated with the class 2, 2a, 3 or 3a units. At the end of 12 months, no redemption fee will apply.
(8)	Class 3 and Class 3a are not being offered to investors pursuant to this prospectus. See footnote 8 on page 11 under the heading “Summary—Fees and Expenses” and on page 73 under the heading “Fees and Expenses.”
(9)	These fees and expenses may not be paid directly by the series; rather may be an element of the pricing of swap and derivative instruments. Such fees and expenses are estimated based on our historical experience.
(10)	See footnote 8 on page 11 under the heading “Summary—Fees and Expenses” and on page 84 under the heading “Fees and Expenses.”
(11)	Each series will pay to Gemini Alternative Funds, LLC an amount equal to 0.15% per annum for administration, accounting and risk reporting for investments by such series in trading advisors that are not accessed through the Galaxy Plus Platform, determined on the basis of the nominal assets allocated to the trading advisor by such series.

7.	The chart under the heading “FEES AND EXPENSES—Summary Table of Fees and Expenses” and the eighth footnote thereto are hereby deleted in their entirety and replaced with the following:

Series	Initial Service Fee (1)	Ongoing Service Fee (2)	Management Fee (3)	Incentive Fee (4)	Brokerage Commission (5)	Interest Expense (6)	Due Diligence (7)	Galaxy Plus Managed Account Platform Fee (8)
	%	%	%	%	%	%	%	%
Diversified
Class 1	2	2	0.75	25	3.04	0.41	0.12	0.15
Class 2	0	0.25	0.75	25	3.04	0.41	0.12	0.15
Class 3 (8)	0	0	0.75	25	3.04	0.41	0.12	0.15
Masters
Class 1	2	2	2	20	3.28	0.41	0.12	0.15
Class 2	0	0.25	2	20	3.28	0.41	0.12	0.15
Class 3 (8)	0	0	2	20	3.28	0.41	0.12	0.15
Long/Short Commodity
Class 1a	2	2	2	20	2.55	0.41	0.12	0.15
Class 2a	0	0.25	2	20	2.55	0.41	0.12	0.15
Class 3a (8)	0	0	2	20	2.55	0.41	0.12	0.15

(8)	Galaxy Plus Managed Account Platform Fee—Each series will pay to the Galaxy Plus Platform an amount equal to 0.15% per annum of the investment in the applicable commodity pool on the Galaxy Plus Platform by such series, determined on the basis of the nominal assets allocated to the trading advisor retained by such commodity pool. For those investments in trading advisors that are not accessed through the Galaxy Plus Platform, each series will pay to Gemini Alternative Funds, LLC an administration fee in the amount equal to 0.15% per annum for administration, accounting and risk reporting, determined on the basis of the nominal assets allocated to the trading advisor by such series.

8.	The first paragraph under the section entitled “FEES AND EXPENSES—Charges to Be Paid by the Trust—Galaxy Plus Managed Account Platform” is hereby deleted in its entirety and replaced with the following:

Each series, which currently invests its assets in both trading companies managed by the managing owner and in commodity pools available through the Galaxy Plus Platform, expects to ultimately allocate all of its assets to such commodity pools, in addition to entering into any swaps or other derivative instruments with respect to certain reference trading programs. Each series will pay to the Galaxy Plus Platform an amount equal to 0.15% per annum of the investment in the applicable commodity pool on the Galaxy Plus Platform by such series, determined on the basis of the nominal assets allocated to the trading advisor retained by such commodity pool. For those investments in trading advisors that are not accessed through the Galaxy Plus Platform, each series will pay to Gemini Alternative Funds, LLC an administration fee in the amount equal to 0.15% per annum for administration, accounting and risk reporting, determined on the basis of the nominal assets allocated to the trading advisor by such series.

9.	The second paragraph under the section entitled “FEES AND EXPENSES—Summary Table of Fees and Expenses” is hereby deleted in its entirety and replaced with the following:

The following table sets forth certain of the markets in which the trading advisors and/or commodity pools on the Galaxy Plus Platform that will receive allocations of the Equinox Frontier Diversified Fund Assets may trade on behalf of client accounts. Not all markets are part of the program of each such trading advisor or commodity pool. Each trading advisor reserves the right to vary the markets and types of instruments it trades without giving prior notice to the trust. The managing owner and the trust will have no discretion over, or other involvement in, the selection of the markets and types of instruments that each commodity pool on the Galaxy Plus Platform may trade through the use of its respective trading advisors. The diversification summary below is based on long-term averages as of January 31, 2016.

10.	The second sentence of the third paragraph under the section entitled “APPENDICES TO PART ONE— EQUINOX FRONTIER DIVERSIFIED FUND APPENDIX—TRADING ADVISORS/GALAXY PLUS COMMODITY POOLS” is hereby deleted in its entirety and replaced with the following:

The managing owner anticipates that between 10% and 30% of the assets of the Equinox Frontier Diversified Fund may be allocated to each of the major commodity trading advisors, commodity pools on the Galaxy Plus Platform and/or reference programs at any time.

11.	The section entitled “APPENDICES TO PART ONE— EQUINOX FRONTIER DIVERSIFIED FUND APPENDIX—DIVERSIFICATION SUMMARY” is hereby deleted in its entirety and replaced with the following:

DIVERSIFICATION SUMMARY

EQUINOX FRONTIER FUNDS—THE EQUINOX FRONTIER DIVERSIFIED FUND

Equinox Frontier Diversified Fund Trading Advisors and/or Reference Programs:	Program	Interest Rates	Currencies	Equity Indices	Metals	Energy	Agricultural Commodities	Total
Major Advisors and/or Reference Programs:
Aspect Capital Limited*	Core Diversified Program	25.0%	25.0%	25.0%	10.0%	7.5%	7.5%	100%
Chesapeake Capital Corporation	Diversified Program	7.8%	28.8%	39.1%	8.5%	1.9%	14.0%	100%
Crabel Capital Management, LLC	Crabel Multi- Product 1x Program	25.0%	24.0%	33.0%	5.0%	9.0%	4.0%	100%
Emil van Essen	Multi-Strategy Program	2.0%	0.0%	0.0%	5.0%	55.0%	38.0%	100%
FORT, L.P.	Global Contrarian Program	44.4%	20.3%	22.6%	1.0%	11.7%	0.0%	100%
H20 AM LLP	Force 10	28.0%	40.0%	32.0%	0.0%	0.0%	0.0%	100%
Quantitative Investment Management, LLC	Global	25.0%	12.0%	49.0%	3.0%	11.0%	0.0%	100%
QuantMetrics Capital Management LLP	QM Futures	2.0%	2.0%	96.0%	0.0%	0.0%	0.0%	100%
Quest Partners LLC	Quest Tracker Index Program	26.0%	20.0%	20.0%	7.5%	14.0%	12.5%	100%
Quest Partners LLC	Quest Fixed Income Tracker Index Program	26.0%	20.0%	20.0%	7.5%	14.0%	12.5%	100%
Winton Capital Management Ltd.**	Diversified Futures Fund	28.8%	16.7%	18.2%	13.8%	14.8%	7.7%	100%
Non-Major Advisors and/or Reference Programs	N/A	0.7%	1.7%	65.1%	0.0%	0.3%	32.2%	100%
Equinox Frontier Diversified Fund	N/A	19.5%	16.3%	40.3%	4.6%	10.9%	8.4%	100%

*	The figures for Interest Rates include both short-term interest rate futures and bond futures. Please note that sector allocations are reviewed regularly and may change over time. The above allocations are correct as at January 31, 2016.
**	These figures are based on the Winton Futures Fund projected risk of the current trading system and represents Winton’s projected long term risk breakdown and is based on historic market volatilities over the last 10 years.

12.	The following new section is added immediately before the section entitled “APPENDICES TO PART ONE— EQUINOX FRONTIER DIVERSIFIED FUND APPENDIX—CHESAPEAKE CAPITAL CORPORATION”:

ASPECT CAPITAL LIMITED

Background

Aspect Capital Limited (“Aspect”) offers discretionary advisory services to institutional, fund and high net worth investors in the speculative investment in multiple asset classes including, without limitation, futures, forwards and other derivative contracts.

Aspect was established in 1997 by Anthony Todd, Dr. Eugene Lambert, Martin Lueck and Michael Adam, all of whom were involved in the development of Adam, Harding and Lueck Limited (“AHL”, now part of Man Group plc), where they advanced the application of systematic quantitative techniques in managed futures investment. Aspect has a team of over 120 employees and manages approximately US$6 billion as of November 30, 2016*. Aspect’s investment approach involves a strong focus on rigorous research, disciplined systematic implementation, robust risk management and efficient market access and execution.

*	As at close of business on the stated date, net of month-end subscriptions and redemptions. The majority of those assets, US$4.2 billion, were invested in the Aspect Diversified Program and a range of modified implementations via a series of fund and client-specific managed account vehicles. This figure comprises discretionary assets only and does not include any non-discretionary assets managed.

Aspect is a limited liability company registered in England and Wales (registration number 3491169), which is regulated in the United Kingdom by the Financial Conduct Authority (“FCA”). Since October 1999, Aspect has been a member of the National Futures Association (“NFA”), registration number 0296934, and has been registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity trading advisor (“CTA”) effective October 13, 1999 and commodity pool operator effective October 13, 1999. Since December 27, 2012 Aspect has been approved as a swap firm by the NFA. Aspect has also been listed as a principal of its commodity trading advisor subsidiary Aspect Capital Inc. (“ACI”) (registration number 0346983) effective August 16, 2004. Aspect has also been registered with the Securities and Exchange Commission (“SEC”) as an investment adviser since October 2003. Neither Aspect’s registration with the CFTC and SEC nor its membership in NFA should be taken as an indication that the CFTC, SEC, NFA, or any other regulatory agency or body has recommended or approved Aspect. The main business address of Aspect is 10 Portman Square, London, W1H 6AZ, England. Aspect’s telephone number in London is +44 20 7170 9700. Aspect’s books and records will be kept at its main business address and, where applicable, are available for inspection at that location.

Principals

THE PRINCIPALS OF ASPECT ARE ANTHONY TODD, KEVIN CARTER, BARNEY DALTON, PETER GIBBS, KENNETH HOPE, MARTIN LUECK, JONATHAN GREENWOLD, JONATHAN CAPLAN, ANNA HULL, SIMON BROWN AND (FROM TIME TO TIME) COMMERCE HOUSE TRUSTEES LIMITED FOR AND ON BEHALF OF THE ASPECT CAPITAL EMPLOYEE BENEFIT TRUST NO. 2.

Anthony Todd	Chief Executive Officer

Mr. Todd co-founded Aspect in September 1997 and is the Chief Executive Officer of Aspect. He has been a CFTC listed principal, as an Associated Member and as an Associated Person of Aspect from October 13, 1999 to the present. Mr. Todd has also been listed with the CFTC as a principal of ACI since April 14, 2005 as he indirectly owns more than 10% of the share capital of ACI. Mr. Todd has been approved as a swaps Associated Person of Aspect since 27 December 2012. Mr. Todd’s responsibilities include taking Board level responsibility for both the oversight of market, model and operational risks and business development. Mr. Todd chairs Aspect’s Risk Management Committee, which assumes overall responsibility for the operation of Aspect’s investment programs, and is a member of Aspect’s Investment Management Committee which is responsible for setting and overseeing the broad strategic agenda for the Aspect Diversified Program and its modified implementations. Before establishing Aspect, Mr. Todd worked for five years (from March 1992 to October 1997) at Adam, Harding and Lueck Limited (“AHL”) initially as Director of Financial Engineering and Product Development, before moving to Switzerland as Director of Marketing and Institutional Sales. Prior to this role, Mr. Todd was a strategy consultant at Mars & Co., a Paris based consultancy, from September 1990 to March 1992. From July 1989 to July 1990, Mr. Todd studied at INSEAD in France, and from September 1982 to June 1989 he was with UBS, an international investment bank, in London as Assistant Director in the International Government Bond Group. Mr. Todd holds a B.A. in Physics from Oxford University and an M.B.A. from INSEAD in France.

Kevin Carter	Non-Executive Director

Dr. Kevin Carter joined Aspect in December 2015 as a Non-Executive Director. Dr. Carter assists the board in achieving its strategic objectives. These include providing leadership to Aspect within a framework of prudent and effective controls, setting strategic aims, ensuring that Aspect has the necessary resources to meet its objectives, reviewing management performance, setting company values and standards, ensuring that Aspect meets and understands its obligations to its shareholders and others and promoting the success of Aspect. Dr. Carter has been listed with the CFTC as a principal of Aspect effective 8 February 2016. Dr. Carter started his career in July 1977 at Old Mutual Life Assurance Society (an international investments, savings, insurance and banking group) in South Africa as Head of Investment Research, where he led a team of company research analysts producing stock valuations which were used by the firm’s portfolio managers in portfolio construction. In July 1982 he left Old Mutual Life Assurance Society and in August 1982 he joined Allan Gray Investment Counsel (a privately owned investment manager in Africa) as a partner where he worked principally as a company researcher with responsibility for generating buy and sell recommendations for the firm’s client portfolios. Dr. Carter left Allan Gray Investment Counsel in February 1985 and went back to Old Mutual Life Assurance Society in March 1985 in South Africa,

managing the main “with-profit” life portfolio of the firm and several other major client portfolios. In early 1987 Dr. Carter was appointed as Assistant General Manager in the Investments Department in South Africa before relocating to the U.K. in September 1987 as Chief Executive Officer of an Old Mutual subsidiary which later became Old Mutual Asset Managers (UK) Limited. This company managed institutional and retail mutual funds for U.K. and international clients. Dr Carter was responsible for the overall business and its development until April 2000. In April 2000, after the acquisition by Old Mutual plc of United Asset Management Inc. in the U.S., Dr. Carter became Chief Executive Officer of Old Mutual Asset Managers (US) LLC, a newly formed company holding Old Mutual plc’s interests in seven of the United Asset Management Inc. investment affiliates chosen to offer complimentary and diverse investment styles principally to U.S. institutional clients. His responsibilities involved reorganising the financial arrangements of these affiliates from revenue sharing to profit sharing and creating an initial joint marketing and sales organisation for these affiliates. Dr. Carter left Old Mutual in October 2001 and took a short break from employment until January 2002, when he began working at Watson Wyatt LLP (the global consulting firm) in the U.K. After initially working as a Senior Investment Consultant advising on the investment and asset structures of major UK pension funds, he became Head of the European Investment Consulting Practice & Main Partner in July 2005. This role involved leading the firm’s investment consulting practice in the UK and Europe, while retaining a small number of major pension clients, and serving on the firm’s management committee. In October 2006, Dr. Carter left Watson Wyatt and, in November 2006, joined JP Morgan Securities Limited (part of the investment banking arm of the international investment bank) in the UK. He was a Managing Director and Head of the EMEA Pension Advisory Group, where he had responsibility for building a team to present the bank’s investment risk management products to leading UK and European pension schemes. Dr. Carter left JP Morgan Securities Limited in March 2009 to begin his career as a non-executive director. Dr. Carter is currently a non-executive director at JP Morgan American Investment Trust Plc, a large London listed actively managed investment trust focused on US equities (since July 2014), Universities Superannuation Scheme Limited, the principal pension scheme for employees of universities, higher education authorities and similar in the UK (since September 2012) and a related company called USS Investment Management Limited (since September 2013), Lowland Investment Company Plc, a London listed actively managed investment trust focused on U.K. equities (since October 2009), BBC Pension Trust Limited, the pension fund for the British public broadcasting corporation (as a member of the investment committee since October 2009 and as a director since August 2011) and Murray International Trust Plc, a large listed British investment trust focused on worldwide equities (since April 2009). Previously, Dr. Carter served as chairman at Hermes GPE LLP, a leading specialist investor focused on global private equity and infrastructure investments (from April 2010 to October 2013) and non-executive director at Legal & General Investment Management Limited, an asset manager and global investor (from March 2009 to March 2012) and at Centrica Combined Common Investment Fund Limited, the pension fund for the multinational energy company (from March 2010 to March 2016). Dr. Carter has a PhD in Finance from the University of Cape Town, an M.B.A. from the Wits Graduate School of Business, Johannesburg and is a CFA charter holder.

Barney Dalton	Chief Technology Officer

Dr. Dalton joined Aspect in November 2006 and has been listed with the CFTC as a principal of Aspect effective November 7, 2011 to the present. As Chief Technology Officer, Dr. Dalton leads Aspect’s technology teams, which includes responsibility for the development and operation of Aspect’s execution infrastructure. Dr. Dalton joined Aspect from Brevan Howard, a London based hedge fund manager, where he worked as a Senior Quantitative Developer from December 2004 until November 2006. From June 2000 to December 2004, Dr. Dalton was a Software Team Lead at RadioScape, a world leader in digital signal processing. Dr. Dalton holds a First Class Honours in Engineering Science (MEng) from Magdalen College, University of Oxford (where he studied from 1990 to 1994), and a PhD in Robotics from the University of Western Australia (where he studied from 1996 to 2000). Between degrees Dr. Dalton worked as a Research Assistant at the University of Oxford from September 1994 to June 1995, and as a Software Developer at The Technology Partnership from July 1995 to January 1996.

Peter Gibbs	Non-Executive Director

Peter Gibbs joined Aspect in February 2013 as a Non-Executive Director. Mr. Gibbs assists the board in achieving its strategic objectives. These include providing leadership to Aspect within a framework of prudent and effective controls, setting strategic aims, ensuring that Aspect has the necessary resources to meet its objectives, reviewing management performance, setting company values and standards, ensuring that Aspect meets and understands its obligations to its shareholders and others and promoting the success of Aspect. Mr. Gibbs has been listed with the

CFTC as a principal of Aspect effective 4 April 2013. Before joining Aspect, Mr. Gibbs worked at Brown Shipley & Co. (a U.K. private bank), initially as a bank trainee and subsequently in the Investment Department from August 1974 to August 1985. In August 1985 Mr. Gibbs was appointed senior portfolio manager at Bankers Trust Co. (an international banking organization specializing in the provision of trust services) where he managed U.K. equities for U.K. and U.S. pension funds. In June 1989 Mr. Gibbs joined Mercury Asset Management (a U.K.-based investment management business) where he held a number of roles including Head of the International Division. In 1997 Mercury Asset Management was acquired by Merrill Lynch Investment Managers, an international investment management business which at the time was part of the Merrill Lynch group of companies. Mr. Gibbs performed a variety of roles in the enlarged group including Co-Head of Equities and Head of the European Region with responsibility for sales, marketing, operations and support groups, Chief Investment Officer for Merrill Lynch Investment Managers outside of the United States of America and Head of the International Region. In November 2005 Mr. Gibbs retired from Merrill Lynch Investment Managers in order to build a portfolio of non-executive appointments. Currently, Mr. Gibbs is a Non-Executive Director of Bank of America Merrill Lynch U.K. Pension Trustees Ltd, which is responsible for the administration of the Bank of America Merrill Lynch U.K. Pension Plans (since June 2006) and Intermediate Capital Group Plc, a U.K.-based provider of mezzanine finance (since March 2010). Mr. Gibbs is also a Non-Executive Director and the Non-Executive Chairman of Ashmore Group Plc, a specialist emerging markets investment manager (since April 2015). Previously, Mr. Gibbs was Chairman of Turquoise Services Ltd, an operator of a multilateral trading facility (from April 2008 to March 2010) and a Non-Executive Director of United Kingdom Financial Investments, a UK Government Agency responsible for managing the Government’s investments in the Banking sector (from January 2009 to July 2014), Bridgewell Group Plc, a U.K.-based investment bank (from March 2006 to August 2007), Evolution Group Plc, a U.K.-based financial services business (from October 2007 to January 2011), Impax Asset Management Group Plc, a U.K.-based asset management business (from January 2008 to May 2013) and a number of companies within the Friends Life group of companies, a provider of financial products and services (from July 2011 to July 2015).

Kenneth Hope	Chief Operating Officer

Mr. Hope, who joined Aspect in February 2004 and has been listed with the CFTC as a principal of Aspect effective 10 March 2009 to the present, heads up the Finance and Treasury teams and manages Aspect’s Operations, Fund Accounting, Organizational Development, Business Assurance and Business Coordination functions. Mr. Hope was responsible for setting up the in-house Treasury department at Aspect through 2004 and has since held senior positions within both the finance and treasury teams. Mr. Hope joined Aspect from Credit Suisse First Boston International, the global derivatives division of Credit Suisse (the international financial services group) where he worked from May 2000 to April 2003 as a financial controller and later an assistant vice president, responsible for international financial and regulatory reporting and strategic change management. Between April 2003 and February 2004, Mr. Hope took a sabbatical from employment. Mr. Hope qualified as a chartered accountant with PricewaterhouseCoopers, an international auditing and professional services firm, where he worked as an auditor from April 1997 to April 2000. Mr. Hope also holds a bachelor of commerce degree as well as a diploma in accountancy from the University of Natal, South Africa where he graduated in December 1996.

Martin Lueck	Research Director

Mr. Lueck co-founded Aspect in September 1997, and has been listed with the CFTC as a principal, as an Associated Member and as an Associated Person of Aspect from October 13, 1999 to the present. As President of ACI, Mr. Lueck has also been listed with the CFTC as a principal of ACI since October 2004 and as an associated person of ACI since December 2004. Mr. Lueck has been approved as a swaps Associated Person of each of Aspect and ACI since 27 December 2012. His duties as a principal of ACI are to assist and supervise the sales team of ACI. As Research Director, he oversees the Research team which is responsible for generating and analyzing fundamental research hypotheses for development of all Aspect’s investment programs. Mr. Lueck is a member of the Risk Management Committee, which assumes overall responsibility for the operation of Aspect’s investment programs, and also chairs Aspect’s Investment Management Committee, which is responsible for setting and overseeing the broad strategic agenda for the Aspect Diversified Program and its modified implementations. Prior to founding Aspect, Mr. Lueck was with AHL, which he co-founded in February 1987 with Michael Adam and David Harding. Man Group plc (a leading global provider of alternative investment products and solutions) completed the purchase of AHL in 1994 and Mr. Lueck left in 1996. At AHL, Mr. Lueck initially focused on trading system research before taking on responsibility for the further development of the proprietary software language which provided the platform for all of AHL’s product engineering and implementation. During the period from May 1989 to April 1996, Mr. Lueck was listed with the CFTC as a principal and associated person of AHL. From May 1996 through August 1997, Mr. Lueck was on gardening leave from AHL during which time he helped establish his wife’s publishing business Barefoot Books. Mr. Lueck was a Director of Research at Brockham Securities Limited, a London based commodity trading advisor, from October 1984 to February 1987 and an executive in the Japanese Equity Sales department of Nomura International, a provider of financial services for individual, institutional, corporate, and government clients, from January to October 1984. Mr. Lueck holds an M.A. in Physics from Oxford University.

Jonathan Greenwold	General Counsel

Mr. Greenwold joined Aspect in June 2008 and in March 2015 was appointed to Aspect’s Executive Board as General Counsel. Mr. Greenwold has been listed with the CFTC as a principal of Aspect effective 9 March 2015. Mr. Greenwold was previously listed with the CFTC as a principal of Aspect effective 6 September 2012 to 3 December 2013. Mr. Greenwold has had responsibility for Aspect’s Legal and Compliance teams since July 2011 when he was appointed as Director of Legal and Compliance; and has been Aspect’s Company Secretary since May 2011. Mr. Greenwold was previously Head of Legal at Aspect from May 2010, with responsibility for Aspect’s Legal team, having initially joined Aspect as a Senior Lawyer. Prior to joining Aspect, Mr. Greenwold worked at the leading international law firm Slaughter and May, initially as a trainee solicitor from August 2001 to November 2003 and subsequently as a qualified solicitor from November 2003 to May 2008. Mr. Greenwold holds an M.A. in law from City University, London and an M.A. in history from St Hugh’s College, Oxford University.

Jonathan Caplan	Compliance Officer

Mr. Caplan joined Aspect in November 2012 as Aspect’s Head of Compliance. Mr. Caplan has been listed with the CFTC as a principal of Aspect effective December 2, 2013 and registered as an Associated Person of Aspect effective 25 February 2016. Prior to joining Aspect, Mr. Caplan worked at Morgan Stanley Private Wealth Management (the private wealth division of the international investment bank), initially as a Vice President in the Compliance Department from June 2009 to May 2011 and then from May 2011 to June 2012 as the Head of Executive Investment Services, a department providing assistance to senior executives seeking to liquidate the non-cash component of their employment compensation. From June 2012 to November 2012, Mr. Caplan took a career break. From September 2008 to June 2009, Mr. Caplan was appointed as the Head of Compliance at Abu Dhabi Investment House (an Abu Dhabi based investment management company focused on real estate). From June 2003 until September 2008, Mr. Caplan held a variety of roles at Bear Sterns International Limited, the former US-registered broker-dealer. He was the Head of U.K. Private Client Services Compliance from November 2005 to September 2008, a Fixed Income Compliance Officer from December 2004 until November 2005, Deputy Money Laundering Reporting Officer from March 2004 until December 2004 and a Compliance Analyst from June 2003 until March 2004. Prior to this, Mr. Caplan worked as Compliance Analyst at Barclays Capital (the international investment bank) from November 2001 until June 2003. Between December 2000 and November 2001, Mr. Caplan took a sabbatical following completion of his university studies. Mr. Caplan holds a Bachelor of Commerce (Honours) degree from Rhodes University in South Africa where he graduated in December 2000.

Anna Hull	Director of Risk

Mrs. Hull, who joined Aspect Capital in June 2008, is Aspect’s Director of Risk. Mrs. Hull has been listed with the CFTC as a principal of Aspect effective 24 July 2014. Appointed Director of Risk in February 2014, Mrs. Hull is in charge of Aspect’s Risk team, which is responsible for the oversight of all market, model and operational risks across Aspect. Additionally, Mrs. Hull is a member of the Risk Management Committee, which assumes overall responsibility for the operation of Aspect’s investment programs. Prior to becoming Director of Risk, Mrs. Hull was Aspect’s Director of Product Management. In this capacity, Mrs. Hull led the Product Management team in its role of providing transparency and quantitative expertise to Aspect’s clients. Before joining Aspect, Mrs. Hull was a Senior Portfolio Manager at Old Mutual Asset Managers (UK), an asset management firm owned by the international financial services company Old Mutual. Mrs. Hull joined Old Mutual Asset Managers (UK) in August 2004 and left in May 2008, and was responsible for managing a range of quantitative hedge fund strategies and long-only portfolios. In January 2003, Mrs. Hull joined Northern Trust Global Investments (the asset management division of Northern Trust, a global financial services company) as part of its acquisition of the quantitative investment divisions of Deutsche Asset Management. Mrs. Hull was a Senior Portfolio Manager there, and left in July 2004. Mrs. Hull joined Deutsche Asset Management, then known as Morgan Grenfell, in August 1998. Deutsche Asset Management was the global asset management division of Deutsche Bank, the global banking firm. Mrs. Hull worked as a Quantitative Portfolio Manager at Deutsche Asset Management until January 2003, transferring to Northern Trust as part of the acquisition. Mrs. Hull holds an MA in Mathematical Sciences from Oxford University. She is also a Certified FRM and a CFA charterholder.

Simon Brown	Director of Research

Dr. Brown joined Aspect Capital in May 2004 and is Director of Research. Dr. Brown has been listed with the CFTC as a principal of Aspect effective October 13, 2014. He is responsible for the management of the Research team, subject to the oversight of Mr. Lueck. In respect of the Aspect Diversified Program, and its modified implementations, Dr. Brown is a member of Aspect’s Risk Management Committee, which assumes overall responsibility for the operation of Aspect’s investment programs, and the Investment Management Committee which is responsible for setting and overseeing the broad strategic agenda for the Aspect Diversified Program and its modified implementations. Prior to joining the Research Team in December 2006, Dr. Brown worked in the Technology Team at Aspect, developing the middle and back office systems that are in use at Aspect. Between June 2002 and May 2004, Dr. Brown worked as a technologist in Equity Risk at UBS (an international investment bank), focusing on the development of the system that was used to manage UBS’s global equity risk portfolio. From September 1999 to May 2002, Dr. Brown began his career as a consultant for Oracle Corporation (a multinational computer technology corporation), providing technology solutions to clients within finance and other industries. He holds a PhD in Computer Science from Sheffield University after gaining a 1st class degree in Computer Science and Artificial Intelligence from Birmingham University.

Commerce House Trustees Limited for and on behalf of the Aspect Capital Employee Benefit Trust Number. 2

Commerce House Trustees Limited is the trustee of the Aspect Capital Employee Benefit Trust Number 2. The trust is an employee benefit trust which holds shares in Aspect in connection with Aspect’s employee equity schemes. From time to time the trust may hold 10% or more of Aspect’s shares and therefore be required to be listed with the CFTC as a principal. As at the day of this Disclosure Document the trust holds less than 10% of Aspect’s shares and therefore is not currently a principal of Aspect.

Aspect and its Principals do not have a beneficial or ownership interest in the Trust or any of the Series.

Legal Actions

There have been no material administrative, civil or criminal actions (whether pending, on appeal or concluded) against Aspect or its Principals during the last five years.

Trading Approach

The Aspect Core Diversified Program is proprietary and highly confidential to Aspect. Accordingly, the description set out below is general only and is not intended to be exhaustive or absolute.

The Aspect Core Diversified Program applies a systematic and broadly diversified global investment process, which through the use of derivative contracts, seeks to identify and exploit directional moves in the market behaviour of a broad range of financial instruments and other assets including (but not limited to) currencies, interest rates, equities, equity indices, debt securities (including bonds), and commodities (including energy, metal and agricultural commodities). The derivative contracts that may be used include (but are not limited to) futures, forwards and swaps. Aspect does not engage in retail, off-exchange foreign currency investment pursuant to the Aspect Core Diversified Program. By maintaining comparatively small exposure to any individual market and maintaining positions in a variety of contracts, Aspect aims to achieve long term diversification. Generally, the Aspect Core

Diversified Program maintains positions, which may be in either direction - long or short - in the majority of markets which have been identified as being available for investment by that program. Market direction varies based on the direction of the aggregate signal, and position concentration varies according to the strength of signals, volatility and liquidity amongst other factors. The emphasis is upon structuring a genuinely diversified set of market risk allocations that is designed to maximise the probability of returns wherever profit opportunities appear. Market exposures are monitored daily and the level of exposure of the Aspect Core Diversified Program in each market is quantifiable at all times and changes in accordance with market volatility and liquidity.

The Aspect Core Diversified Program employs an automated system to collect, process and analyse market data (including current and historical price data) and identify and exploit directional moves in market behaviour. The Aspect Core Diversified Program invests across a variety of frequencies to exploit trends over a range of timescales. Positions are taken according to the aggregate signal and are adjusted to control risk.

The investment objective of the Aspect Core Diversified Program is to generate significant medium-term capital growth independent of overall movements in traditional stock and bond markets within a rigorous risk management framework (the “Investment Objective”). This Investment Objective is intended to be achieved through investing in relevant asset classes applying the Aspect Core Diversified Program (the “Investment Policy”).

The core objectives that apply to the Aspect Core Diversified Program are:

(i)	to produce strong medium-term capital growth;

(ii)	to seek and exploit profit opportunities in both rising and falling markets using a disciplined quantitative and systematic investment process;

(iii)	to seek long term diversification away from overall movements in traditional bond and stock markets and thereby play a valuable role in enhancing the risk/return profile of traditional investment portfolios; and

(iv)	to minimize risk by operating in a diverse range of markets and sectors using a consistent investment process that adheres to pre-defined and monitored risk limits and determines market exposure in accordance with factors including (but not limited to) market correlation, volatility, liquidity and the cost of market access.

The Aspect Core Diversified Program is applied by Aspect without any predetermined preference for any market. Rather, allocations to strategies and individual markets depend upon an analysis of a range of factors which may include liquidity, correlation and cost of execution. Allocations are currently made on a long-term average risk basis which takes into account varying levels of market volatility and intra-market correlation. These allocations are subject to regular review and may change from time to time at Aspect’s discretion.

Past Performance of Core Diversified Program

Aspect Capital Limited Core Diversified Program+

Monthly Rates of Return	2016 (%)	2015 (%)	2014 (%)	2013 (%)	2012 (%)
January	2.67	3.12
February	1.35	-0.64
March	-4.08	2.30
April	-3.07	-4.05
May	-0.41	0.19
June	3.37	-2.34
July	0.79	2.98
August	-1.48	-1.21
September	-0.20	1.13
October	-2.70	-1.31
November	-0.62	1.80	3.03
December		-0.76	2.78
Compound Rate of Return	-4.56	0.92	5.90

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

Name of CTA:	Aspect Capital Limited
Name of program:	Core Diversified Program
Inception of trading by CTA:	December 1998
Inception of trading in Fund+:	November 2014
Worst monthly drawdown*+:	-4.08%
Worst peak-to-valley drawdown**+:	-8.28%
Totals Assets in the Fund+:	$33m (as at 1st December 2016)
Total Assets Under Management of the CTA:	$6 billion (as at 1st December 2016)

*	Draw-down means losses experienced by the trading program over a specified period.

**	Worst peak-to-valley draw-down means the greatest cumulative percentage decline in month-end net asset value due to losses sustained by the trading program during any period in which the initial month-end net asset value is not equaled or exceeded by a subsequent month-end net asset value.
+	Performance and data points shown above refers to the Equinox Aspect Core Diversified Fund, a representative account of the Aspect Core Diversified Program. Please note the Equinox Aspect Core Diversified Fund performance is shown net of 1.45% total expenses.

13.	The first table under the section entitled “STATEMENT OF ADDITIONAL INFORMATION—CORRELATIONS” is hereby deleted in its entirety and replaced with the following:

Equinox Frontier Diversified Fund, Correlation matrix of CTA programs

Correlation Coefficient Jan-2011 to Nov-2016	Aspect	Chesapeake	Crabel	Doherty	Emil van Essen	Fort	H2O	Landmark	QIM	QuantMetrics	Quest	Winton

Aspect	1.00	0.89	0.52	0.34	0.24	0.74	-0.09	0.07	-0.09	0.30	0.80	0.89
Chesapeake	0.89	1.00	0.06	0.02	0.00	0.54	-0.03	0.14	-0.08	0.28	0.60	0.74
Crabel	0.52	0.06	1.00	0.22	-0.02	0.09	-0.07	0.07	-0.05	-0.12	0.35	0.24
Doherty	0.34	0.02	0.22	1.00	-0.14	-0.06	0.04	-0.09	0.28	-0.11	0.19	0.04
Emil van Essen	0.24	0.00	-0.02	-0.14	1.00	-0.16	-0.14	0.32	0.01	-0.10	0.19	0.05
Fort	0.74	0.54	0.09	-0.06	-0.16	1.00	-0.27	0.29	-0.12	0.28	0.62	0.75
H2O	-0.09	-0.03	-0.07	0.04	-0.14	-0.27	1.00	-0.25	-0.11	0.02	-0.17	-0.19
Landmark	0.07	0.14	0.07	-0.09	0.32	0.29	-0.25	1.00	-0.10	0.05	0.16	0.20
QIM	-0.09	-0.08	-0.05	0.28	0.01	-0.12	-0.11	-0.10	1.00	-0.09	0.07	-0.12
QuantMetrics	0.30	0.28	-0.12	-0.11	-0.10	0.28	0.02	0.05	-0.09	1.00	0.15	0.21
Quest	0.80	0.60	0.35	0.19	0.19	0.62	-0.17	0.16	0.07	0.15	1.00	0.77
Winton	0.89	0.74	0.24	0.04	0.05	0.75	-0.19	0.20	-0.12	0.21	0.77	1.00